Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter Results

TAMPA, FL – November 8, 2010 – Quality Distribution, Inc. (Nasdaq: QLTY) (“Quality” or the “Company”), which operates the largest chemical bulk tank truck network in North America, today reported net income of $0.4 million, or $0.02 per diluted share, for the third quarter ended September 30, 2010, compared to net income of $1.4 million, or $0.07 per diluted share, in the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $3.3 million, or $0.15 per diluted share versus a net loss of $(185.1) million, or $(9.55) per diluted share, for the same period in 2009.

Adjusted net income for the third quarter ended September 30, 2010 was $2.2 million, or $0.10 per diluted share, compared to adjusted net income of $1.1 million, or $0.06 per diluted share, for the same quarter in 2009. Adjusted net income for the third quarter of 2010 was derived by excluding $2.4 million of pre-tax restructuring charges and applying a normalized tax rate of 39%. The restructuring charges primarily represent approximately $2.0 million related to Quality’s estimated costs from the withdrawal from three multi-employer pension plans. Adjusted net income for the third quarter of 2009 was derived by excluding a $0.3 million pre-tax restructuring charge, and applying a normalized tax rate of 39%.

Adjusted net income for the nine months ended September 30, 2010 was $5.2 million, or $0.24 per diluted share, compared to adjusted net income of $1.2 million, $0.06 per diluted share, for the same period in 2009. Adjusted net income for the nine months ended September 30, 2010 was derived by excluding $4.6 million of pre-tax restructuring charges, most of which relates to the withdrawal costs described above as well as lease termination and employee related termination benefits, and applying a normalized tax rate of 39%. Adjusted net income for the nine months ended September 30, 2009 was derived by excluding a $2.1 million pre-tax restructuring charges relating to non-driver terminations and closure or affiliation of terminals, an impairment charge of $148.6 million and a gain on early debt extinguishment of $0.7 million, and applying a normalized tax rate of 39%. A reconciliation of net income to adjusted net income (loss) is included in the attached financial exhibits.

Gary Enzor, Chief Executive Officer, stated, “Our solid performance this quarter and for the first nine months of 2010 reflects the continued strength of our asset light business model. Adjusted net income for the three-month and nine-month periods was up substantially versus the comparable prior year periods, driven by strong top line growth coupled with the finalization of our shift to the affiliate-based business platform. Our entire organization is committed to this asset light business model, with a primary focus on generating improvements in earnings, cash flow and asset utilization. We maintain a positive outlook for the business and look forward to a solid finish in 2010.”

Total revenue for the third quarter of 2010 was $181.9 million, an increase of 11.8% from $162.8 million for the same quarter in 2009. Excluding fuel surcharges, revenue increased 9.3% in the third quarter of 2010 compared to the prior-year quarter, primarily due to higher volumes as a result of a 7.7% increase in loads and a 6.2% increase in miles driven as well as a 33.6% increase in revenues from Boasso’s container services business.

Adjusted EBITDA for the three-month period ended September 30, 2010 was $16.8 million, up 25.1% versus the comparable prior-year period, driven primarily from higher volumes and an improvement in operating results at Boasso. For the last twelve-month period ended September 30, 2010, total revenue was $672.1 million, operating income was $43.9 million, net income was $7.8 million and adjusted EBITDA was $61.8 million. A reconciliation of net income (loss) to adjusted EBITDA is included in the attached financial exhibits. For the nine months ended September 30, 2010, capital expenditures were $8.1 million and net proceeds from sales of property, plant and equipment were $5.5 million.

On November 3, 2010, Quality completed a private offering by its wholly owned subsidiaries, Quality Distribution, LLC and QD Capital Corporation (the “Issuers”), of $225.0 million in aggregate principal amount of 9.875% Second-Priority Senior Secured Notes due 2018 (the “2018 Notes”) at an issue price of 99.324% of par. The net proceeds from the offering are expected to be used to fully redeem all of the Issuers’ outstanding 10% Senior Notes due 2013, 9% Senior Subordinated Notes due 2010, and Senior Floating Rate Notes due 2012 (collectively, the “Old Notes”), each of which may be redeemed at par, plus accrued and unpaid interest, pursuant to a satisfaction and discharge. The Issuers also intend to apply proceeds to redeem at par, plus accrued and unpaid interest, the principal amount of their 11.75% Senior Subordinated PIK Notes due 2013 (the “Subordinated PIK Notes”) sufficient to reduce the outstanding principal amount of such Subordinated PIK Notes to $35.0 million. The balance of the note offering proceeds (after paying fees and expenses of the offering) were used to pay down outstanding borrowings under the ABL Facility. The full redemptions of the Old Notes and the partial redemption of the Subordinated PIK Notes are expected to occur on December 3, 2010, pursuant to the 30-day notification period required under each of the indentures. Therefore, solely during the 30-day period from November 3, 2010 through December 3, 2010, Quality expects to incur interest expense on the 2018 Notes as well as the Old Notes and the Subordinated PIK Notes.

Joe Troy, Chief Financial Officer, commented further, “Our strong performance in the third quarter of 2010 resulted in higher EBITDA and free cash flow, which helped reduce our leverage and increase our ABL capacity by $17.5 million on a sequential basis versus the second quarter. We also substantially improved our capital structure via the 2018 Notes offering in a way that increases flexibility, further enhances liquidity and extends the majority of our debt maturities. All of these benefits serve to support our growth initiatives going forward.”

Quality will host a conference call for investors to discuss these results on Tuesday, November 9, 2010 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-219-1467; the toll number is 913-312-0686; the passcode is 4181815. A replay of the call will be available through December 9, 2010, by dialing 888-203-1112; passcode: 4181815. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary,

Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate; turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; availability and price of diesel fuel; adverse weather conditions; competition and rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry; potential disruption at U.S. ports of entry; our substantial dependence on independent affiliates and independent owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to independent affiliates; changes in future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance including those related to the control of greenhouse gas emissions such as market-based (cap and trade) mechanisms; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; potential withdrawal liabilities related to the multi-employer pension plans to which we contribute; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and the interests of our largest shareholder may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joan Rodgers
Director of Investor Relations
800-282-2031 ext. 7235

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

OPERATING REVENUES:
Transportation	$132,676	$120,444	$381,066	$343,554
Other service revenue	28,178	26,793	79,557	80,241
Fuel surcharge	21,094	15,568	60,210	38,528

Total operating revenues	181,948	162,805	520,833	462,323

OPERATING EXPENSES:
Purchased transportation	127,506	102,393	361,481	273,269
Compensation	14,107	19,040	42,979	61,791
Fuel, supplies and maintenance	12,665	16,129	37,007	49,591
Depreciation and amortization	3,929	5,055	12,239	15,694
Selling and administrative	5,893	5,592	15,120	19,614
Insurance costs	3,810	3,081	11,687	11,076
Taxes and licenses	418	1,023	1,688	3,096
Communications and utilities	1,070	1,977	3,308	6,785
Loss on disposal of property and equipment	339	279	991	14
Impairment of goodwill and intangibles	—	—	—	148,630
Restructuring costs	2,374	340	4,589	2,105

Total operating expenses	172,111	154,909	491,089	591,665

Operating income (loss)	9,837	7,896	29,744	(129,342)

Interest expense	8,734	6,462	26,041	19,980
Interest income	(158)	(25)	(475)	(211)
Gain on extinguishment of debt	—	—	—	(675)
Other (income) expense	(2)	(8)	224	(284)

Income (loss) before income taxes	1,263	1,467	3,954	(148,152)
Provision for income taxes	842	41	679	36,951

Net income (loss)	$421	$1,426	$3,275	$(185,103)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.02	$0.07	$0.16	$(9.55)

Diluted	$0.02	$0.07	$0.15	$(9.55)

Weighted average number of shares
Basic	20,833	19,458	20,200	19,373
Diluted	21,678	19,653	21,610	19,373

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$4,041	$5,633
Accounts receivable, net	88,488	69,625
Prepaid expenses	3,959	8,584
Deferred tax asset, net	5,648	5,506
Other	5,516	4,420

Total current assets	107,652	93,768
Property and equipment, net	118,490	127,329
Goodwill	27,023	27,023
Intangibles, net	17,290	18,467
Other assets	13,848	13,029

Total assets	$284,303	$279,616

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$18,914	$19,866
Current maturities of capital lease obligations	4,325	5,322
Accounts payable	8,670	6,182
Independent affiliates and independent owner-operators payable	13,906	9,734
Accrued expenses	23,441	21,378
Environmental liabilities	3,530	3,408
Accrued loss and damage claims	7,964	8,862

Total current liabilities	80,750	74,752

Long-term indebtedness, less current maturities	284,171	284,253
Capital lease obligations, less current maturities	8,818	11,843
Environmental liabilities	7,015	8,241
Accrued loss and damage claims	9,852	10,534
Other non-current liabilities	26,622	28,896

Total liabilities	417,228	418,519

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ DEFICIT
Common stock	370,720	364,046
Treasury stock	(1,593)	(1,580)
Accumulated deficit	(291,293)	(294,568)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(24,686)	(25,587)
Stock purchase warrants	1,683	6,696
Stock subscriptions receivable	—	(154)

Total shareholders’ deficit	(134,758)	(140,736)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$284,303	$279,616

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS), EBITDA AND

ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET

INCOME (LOSS) PER SHARE

For the Three Months and the Nine Months Ended September 30, 2010 and 2009

(In 000’s)

Unaudited

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income (Loss), management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, we adjust Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share for significant items that are not part of regular operating activities. These adjustments include restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, an impairment charge and gain on early extinguishment of debt. EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by EBITDA so investors better understand our financial information in connection with their evaluation of our business. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation industry to facilitate company to company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (Loss) is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income (Loss), which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges related to a plan of restructure which began in the second quarter of 2008 and which we expect to conclude in 2010, an impairment charge, gain on early extinguishment of debt, gain on sale of tank wash assets, write-off of deferred financing costs, refinancing costs and other non-cash items such as non-cash stock-based compensation, to arrive at Adjusted EBITDA. Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, as an indication of Quality’s operating performance or liquidity.

Net Income (Loss) Reconciliation:	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net income (loss)	$421	$1,426	$3,275	$(185,103)

Net income (loss) per common share:
Basic	$0.02	$0.07	$0.16	$(9.55)

Diluted	$0.02	$0.07	$0.15	$(9.55)

Adjustments to net income (loss):
Provision for income taxes	842	41	679	36,951
Gain on early debt extinguishment	—	—	—	(675)
Restructuring costs	2,374	340	4,589	2,105
Impairment of goodwill and intangibles	—	—	—	148,630

Adjusted income before income taxes	3,637	1,807	8,543	1,908
Provision for income taxes at 39%	1,418	705	3,332	744

Adjusted net income	$2,219	$1,102	$5,211	$1,164

Adjusted net income per common share:
Basic	$0.11	$0.06	$0.26	$0.06

Diluted	$0.10	$0.06	$0.24	$0.06

Weighted average number of shares:
Basic	20,833	19,458	20,200	19,373
Diluted	21,678	19,653	21,610	19,373

EBITDA and Adjusted EBITDA:	Three months ended September 30,		Nine months ended September 30,		Last Twelve Months Ended September 30,
	2010	2009	2010	2009	2010

Net income (loss)	$421	$1,426	$3,275	$(185,103)	$7,844

Adjustments to net income (loss):
Provision for income taxes	842	41	679	36,951	977
Depreciation and amortization	3,929	5,055	12,239	15,694	16,763
Interest expense, net	8,576	6,437	25,566	19,769	33,844

EBITDA	13,768	12,959	41,759	(112,689)	59,428

Gain on early debt extinguishment	—	—	—	(675)	(1,195)
Non-cash stock-based compensation	628	108	1,705	420	2,386
Restructuring costs	2,374	340	4,589	2,105	5,980
Impairment of goodwill and intangibles	—	—	—	148,630	—
Gain on sale of tankwash assets	—	—	—	—	(7,130)
Write off of deferred financing costs	—	—	—	—	20
Refinancing costs	—	—	—	—	2,323

Adjusted EBITDA	$16,770	$13,407	$48,053	$37,791	$61,812